Exhibit 99.1

Jerash Holdings Reports Fiscal 2021 Fourth Quarter and Full Year

Financial Results; Provides Fiscal 2022 Outlook

FAIRFIELD, N.J., June 22, 2021 – Jerash Holdings (US), Inc. (NASDAQ: JRSH), a producer of high-quality textile goods for leading global brands, today announced financial results for its fiscal 2021 fourth quarter and full year, ended March 31, 2021.

Fourth Quarter Highlights - Fiscal 2021 Versus Fiscal 2020

▪	Revenue of $23.8 million, an increase of 65 percent, reflecting higher shipments and the addition of new customers
▪	Gross profit of $4.7 million, an increase of 271 percent, due to higher revenue and gross margin
▪	Gross margin of 19.6 percent, reflecting improved product mix
▪	Net income of $680,000 vs. a net loss of $742,000
▪	Comprehensive income attributable to Jerash Holdings (US), Inc. common stockholders of $656,000, or $0.06 per share, vs. a loss of $740,000, or $0.07 per share

Full Year Highlights - Fiscal 2021 Versus Fiscal 2020

▪	Revenue of $90.2 million, a decrease of 3 percent, primarily due to pandemic-related effects earlier in the fiscal year
▪	Gross profit of $16.0 million, a decrease of 11 percent, also primarily due to the pandemic
▪	Gross margin of 17.7 percent, impacted by higher proportion of local orders at lower margins and effects of the pandemic
▪	Net income of $4.1 million vs. $6.5 million
▪	Comprehensive income attributable to Jerash Holdings (US), Inc. common stockholders of $4.1 million, or $0.37 per share, vs. $6.5 million or $0.57 per share
▪	Ended fiscal 2021 with cash of $21.1 million and net working capital of $50.1 million

Fiscal 2022 Outlook

▪	Fiscal 2022 revenue expected to be in the range of $100 million to $102 million
▪	Fiscal 2022 first three quarters revenue expected to be at or near record levels

Sam Choi, chairman and chief executive officer, said, “Our fourth quarter results represent a strong recovery in a U.S. economy that is emerging from challenges related to the COVID-19 pandemic. Revenue and gross margin were ahead of expectations, reflecting robust shipments and improved product mix. Order momentum has continued thus far into fiscal 2022.

“We continue to anticipate that fiscal 2022 will reflect more typical customer patterns, with record revenue for the year, based on current ordering patterns. Our factories are fully booked until January 2022, with orders from our existing top global brand-name customers alone. Demand continues to indicate that we could produce revenue at or near record levels for the first three quarters of fiscal 2022.”

Choi added, “Investments we made to expand capacity benefited fiscal 2021, enabling us to add new customers and product lines. We are actively seeking to secure new facilities through a combination of construction, leasing and acquisition strategies. As previously announced, we anticipate starting construction of an additional facility on a 133,000 square-foot parcel that we purchased in 2019, with two-thirds of the land allocated for our fifth manufacturing plant and one-third for housing.

Fiscal 2021 Fourth Quarter Results

Fiscal 2021 fourth quarter revenue rose 64.5 percent to $23.8 million from $14.4 million in the same period last year, primarily due to higher shipments and pandemic-related effects in the prior year period. As previously announced, shipment of several orders in the fiscal 2021 third quarter was delayed into the fourth quarter due to a shift in customer timing related to the COVID-19 pandemic. In addition, the pandemic led to a cessation of shipments late in the fourth quarter of last year, which reduced revenue in the period.

Gross profit increased significantly to $4.7 million in the fiscal 2021 fourth quarter, from $1.3 million in the same period last year, reflecting higher revenue and gross margin. Gross margin expanded to 19.6 percent in the fiscal 2021 fourth quarter, from 8.7 percent in the same period last year, reflecting an improved product mix.

Operating expenses totaled $3.5 million in the fiscal 2021 fourth quarter, versus $2.0 million in the same period last year. The increase was primarily due to higher headcount to support the company’s growth, repair and maintenance work on facilities and dormitory to prepare for expansion, increased logistics costs that stemmed from the pandemic, and a special company-wide bonus to reward employees for their extra efforts during the pandemic.

Operating income totaled $1.1 million in the fiscal 2021 fourth quarter, versus an operating loss of $735,000 in the same period last year. Net income advanced to $680,000 in the fiscal 2021 fourth quarter, versus a net loss of $742,000 in the same period last year. Comprehensive income attributable to Jerash Holdings (US), Inc’s common stockholders totaled $656,000, or $0.06 per share, in the fiscal 2021 fourth quarter, versus a loss of $740,000, or $0.07 per share, in the same period last year.

Gilbert Lee, chief financial officer, said, “Fiscal 2021 fourth quarter revenue and gross margin came in ahead of our guidance, a reflection of strong order momentum and an improving mix of products. Our factories are fully booked through January 2022, and orders continue to reflect increased diversification from new customers secured over the last two years. Order mix for pre-bookings in the June and September quarters remains heavily weighted to global brand-name outerwear products, which generate higher average selling prices and favorable gross margin mix.”

Fiscal 2021 Full Year Results

Fiscal 2021 revenue totaled $90.2 million, compared with $93.0 million in fiscal 2020. The decline was primarily due to a loss in productivity in the resumption of manufacturing in April 2020 after the pandemic-driven national lockdown in Jordan, a restriction in overtime work and strengthened hygienic precautions.

Gross profit in fiscal 2021 totaled $16.0 million, a decrease of 11.0 percent compared with $18.0 million in fiscal 2020, primarily reflecting lower revenue and a decline in gross margin. Gross margin was 17.7 percent in fiscal 2021 compared with 19.3 percent in fiscal 2020. The lower gross margin in fiscal 2021 was primarily due to a higher proportion of local orders that typically carry lower gross margins, and the loss in productivity in April 2020 during the gradual resumption in production after the national lockdown in Jordan.

Operating expenses in fiscal 2021 were $10.6 million, compared with $10.3 million in fiscal 2020. The increase was primarily due to higher expenses for pandemic precaution and an increase in headcount to support sales growth in the second half of fiscal 2021.

Operating income was $5.4 million in fiscal 2021, compared with $7.7 million in fiscal 2020. Net income was $4.1 million in fiscal 2021, compared with $6.5 million in fiscal 2020. Comprehensive income attributable to Jerash Holdings (US), Inc’s common stockholders in fiscal 2021 was $4.1 million, or $0.37 per share, compared with $6.5 million, or $0.57 per share, in fiscal 2020.

Balance Sheet, Cash Flow and Dividends

Cash and restricted assets totaled $22.9 million, and net working capital was $50.1 million at March 31, 2021.

Jerash paid a regular quarterly dividend of $0.05 per share on its common stock on June 2, 2021, to stockholders of record as of May 25, 2021.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2021 fourth quarter and full year results today, June 22, 2021, at 9:00 a.m. Eastern Time.

Phone:  877-407-9210 (domestic); 201-689-8049 (international)

Conference ID: 13720440

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sports and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, JanSport). Jerash’s existing production facilities comprise four factory units, one workshop, and four warehouses, and Jerash currently employs approximately 4,300 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of March 31, 2021. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980; jsfetcu@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE- AND TWELVE-MONTHS ENDED MARCH 31, 2021 AND 2020

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue, net	$23,756,363	$14,439,084	$90,213,361	$93,024,236
Cost of goods sold	19,102,170	13,184,325	74,213,993	75,040,597
Gross Profit	4,654,193	1,254,759	15,999,368	17,983,639

Selling, general and administrative expenses	3,480,247	1,905,734	10,547,356	10,039,995
Stock-based compensation expenses	24,100	84,303	66,251	278,258
Total Operating Expenses	3,504,347	1,990,037	10,613,607	10,318,253

Income from Operations	1,149,846	(735,278)	5,385,761	7,665,386

Other (Expense) Income:
Other (expense) income, net	(18,026)	(17,441)	108,509	(21,120)

Net income before provision for income taxes	1,131,820	(752,719)	5,494,270	7,644,266

Income tax expense (benefit)	451,477	(10,874)	1,345,646	1,174,618

Net Income (loss)	680,343	(741,845)	4,148,624	6,469,648

Net loss attributable to noncontrolling interest	1,066	1,783	1,089	5,794
Net income (loss) attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$681,409	$(740,062)	$4,149,713	$6,475,442

Net Income (Loss)	680,343	(741,845)	$4,148,624	$6,469,648
Other Comprehensive Income (Loss):
Foreign currency translation (loss) gain	(24,479)	1,664	(7,577)	6,116
Total Comprehensive Income (Loss)	655,864	(740,181)	4,141,047	6,475,764

Comprehensive Income (Loss) Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$655,864	$(740,181)	$4,141,047	$6,475,764

Earnings Per Share Attributable to Common Stockholders:
Basic	$0.06	$(0.07)	$0.37	$0.57
Diluted	$0.06	$(0.07)	$0.37	$0.57

Weighted Average Number of Shares
Basic	11,325,532	11,325,000	11,325,131	11,325,000
Diluted	11,357,247	11,325,000	11,325,311	11,443,364

Dividend per share	$0.05	$0.05	$0.20	$0.20

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED BALANCE SHEETS

	March 31, 2021	March 31, 2020
ASSETS	(Unaudited)
Current Assets:
Cash	$21,126,090	$26,130,411
Restricted cash	714,844	-
Accounts receivable, net	12,033,268	5,335,748
Tax recoverable	379,719	-
Inventories	25,035,966	22,633,772
Prepaid expenses and other current assets	2,329,289	2,761,877
Advance to suppliers, net	3,036,693	2,116,367
Total Current Assets	64,655,869	58,978,175

Restricted cash - non-current	1,020,777	786,298
Long-term deposits	128,690	253,414
Deferred tax assets, net	148,663	139,895
Property, plant and equipment, net	5,699,506	6,174,164
Right of use assets	1,596,600	1,147,090
Total Assets	$73,250,105	$67,479,036

LIABILITIES AND EQUITY
Current Liabilities:
Credit facilities	$612,703	$235
Accounts payable	7,922,839	6,376,320
Accrued expenses	2,332,867	2,245,402
Income tax payable - current	1,803,175	1,088,497
Other payables	1,455,208	929,783
Operating lease liabilities - current	400,043	210,081
Total Current Liabilities	14,526,835	10,850,318

Operating lease liabilities - non-current	935,773	649,935
Income tax payable - non-current	1,094,048	1,227,632
Total Liabilities	16,556,656	12,727,885

Equity:
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,332,974 and 11,325,000 shares issued and outstanding	11,333	11,325
Additional paid-in capital	15,301,268	15,235,025
Statutory reserve	346,315	212,739
Retained earnings	40,748,314	38,997,177
Accumulated other comprehensive loss	(15,901)	(8,324)
Total Jerash Holdings (US), Inc.’s Stockholder’s Equity	56,391,329	54,447,942

Noncontrolling interest	302,120	303,209
Total Equity	56,693,449	54,751,151

Total Liabilities and Equity	$73,250,105	$67,479,036

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES	(Unaudited)
Net Income	$4,148,624	$6,469,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,618,533	1,516,526
Stock-based compensation expenses	66,251	278,258
Bad debt expense	-	6,641
Amortization of operating lease right-of-use assets	933,959	476,595
Short-term investment	(124,889)	-
Changes in operating assets:
Accounts receivable	(6,697,520)	(1,315,286)
Inventories	(2,402,194)	(1,559,418)
Prepaid expenses and other current assets	432,585	(519,356)
Advance to suppliers	(920,326)	(1,672,853)
Deferred tax assets	(8,768)	(58,547)
Changes in operating liabilities:
Accounts payable	1,546,519	2,997,850
Accrued expenses	87,464	706,205
Other payables	525,425	74,250
Operating lease liabilities	(907,669)	(237,504)
Income tax payable	201,566	(250,357)
Net cash (used in) provided by operating activities	(1,500,440)	6,912,652

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short-term investment	(9,686,091)	-
Proceeds of short-term investment	9,810,980	-
Purchases of property, plant and equipment	(890,462)	(4,678,249)
Payment for long-term deposits	(128,690)	(253,414)
Net cash used in investing activities	(894,263)	(4,931,663)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(2,265,000)	(2,265,000)
Repayment from short-term loan	(235)	(648,665)
Proceeds from short-term loan	612,703	235
Net cash used in financing activities	(1,652,532)	(2,913,430)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(7,763)	14,682

NET DECREASE IN CASH	(4,054,998)	(917,759)

CASH, AND RESTRICTED CASH, BEGINNING OF THE YEAR	26,916,709	27,834,468

CASH, AND RESTRICTED CASH, END OF THE YEAR	$22,861,711	$26,916,709